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                                                                    EXHIBIT 10.7

PROTARGA, INC.
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NIGEL L. WEBB, PH.D.                                              Protarga, Inc.
Chairman, President and Chief                  2200 Renaissance Blvd., Suite 450
Executive Officer                                      King of Prussia, PA 19406
                                                                  (610) 592-4000
                                                             Fax: (610) 592-4001


August 6, 2001

Robert Dickey, IV
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PERSONAL AND CONFIDENTIAL

Dear Rob:

I am pleased to confirm the renewal of your employment agreement to continue to serve as Senior Vice President of Finance and Chief Financial Officer of Protarga, Inc. (the "Company"). This letter agreement (the "Agreement") which is effective June 1, 2001, will serve to replace your employment agreement dated July 16, 1996, except if you have compensation that is fully earned but not yet paid or benefits under that agreement. In this capacity, you will continue to report to the President/CEO, and you will be responsible for the financial, accounting, and fund-raising operations of the Company, together with special projects as requested by the President/CEO. I trust that you recognize the view of the Company's Board of Directors and myself that you have played, and continue to play, a critical role in the growth of the Company. The Board and I look forward to continuing to work with you as the Company develops.

This position will be based at our new office. You are being employed as a full-time employee with the Company and provided you do not resign, you are not terminated For Cause, and you continue to abide by the terms and conditions of the Employee Confidentiality Agreement (the "Employment Conditions"), you will receive an initial salary of $20,000 per month (the "Base Salary") for the initial year covered by this Agreement. This Base Salary will be increased upon each anniversary of the Commencement Date (as defined below) during the Term of Employment (as defined below). The amount of each increase shall be determined by the Company's President/CEO but in any event shall be no less than the increase in the Consumer Price Index for urban wage earners and clerical workers reported by the Bureau of Labor Statistics of the U.S. Department of Labor at such anniversary relative to the CPI one (1) year prior to such anniversary. Your compensation and benefits will be reviewed for merit increase consideration in June each year, at the same time as salaries for other officers are reviewed. You will be reimbursed for business expenses consistent with Company policy, and will be entitled to receive the benefits enjoyed by all officers of the Company, including consideration for the award of additional stock and/or stock options. Vacation will be accrued on a monthly basis at the rate of four (4) weeks per year of completed employment, which shall be eligible to be carried forward provided that such carried forward amount is not to exceed two (2) weeks.

You will also be eligible for a bonus opportunity for each year of the Term of Employment. Your target bonus opportunity will equal 35% of your Base Salary as of the year end of the relevant fiscal year of the Company (the "Target Bonus"). Prior to the beginning of each fiscal year, the Company will advise you of your annual objectives, your accomplishment of which will be used by the Company to assess the portion of the Target Bonus to be paid to you. Your objective for 2001 is achieving the Funding Target by December 31, 2001. The Funding Target is defined as the Company's obtaining $20 million in funding of any type (equity, debt or convertible securities) subsequent to January 1, 200 1, and will include
(A) amounts raised in 2001 through the series E preferred financing or subsequent private placements; and (B) all cash flows generated from partnering, joint venture or other revenue


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Robert Dickey, IV
Page 2
August 6, 2001


sharing, ventures, or Quintiles-type transactions, involving the Company and a third party; provided, however, that (i) any such transaction shall be subject to approval of the Board of Directors and the President/CEO, and shall contain terms and conditions reasonably acceptable to the Company; and (ii) the amount of such funding shall be determined in accordance with generally accepted accounting principles, subject to audit by the firm's internal and external accountants. The bonus is earned pro rata as to qualifying funding amounts received by the Company, and will be paid in the ordinary course, but not later than March 31 of the immediately subsequent fiscal year of the Company.

In addition, the Board's Compensation Committee has granted you options to acquire shares of the Company's common stock under the Company's 2000 Stock Option Plan, as follows:

o An option to acquire 7,200 shares of the Company's common stock; these options have a 10-year term, an exercise price equal to the fair market value of those shares as of the date of grant (equal to $25.00 per share) and will vest on a pro rata monthly basis over the four (4) year period commencing July 1, 2001, contingent on your continued employment by the Company as of the relevant vesting date; and

o An option to acquire 1,500 shares of the Company's common stock, on the same terms as above, except that these options will vest as of the earlier of: (a) July 1, 2005; or (b) attainment of the Funding Target at any time prior to July 1, 2005, contingent on your continued employment to the Company as of the relevant vesting date.

The above stock options will also be granted subject to the terms and conditions set forth in the Company's standard stock option agreement, and will constitute either incentive stock options, to the extent permitted under federal law, or non-qualified options as you so choose.

This Agreement will be effective as of June 1, 2001 (the "Commencement Date") and will have a three-year term, unless validly terminated earlier pursuant to the terms and conditions of this Agreement (the "Term of Employment"). If you are (a) terminated by the Company Without Cause; or (b) involuntarily terminated for any reason other than for Cause or constructively terminated as a result of material diminution, on a cumulative and aggregate basis (taking into account any increases in such items), of your duties, authorities, position, compensation or benefits within one year following a Change in Control (as defined in the Company's 2000 Stock Option Plan), the Company will provide you with twelve monthly separation payments equal in the aggregate to your Base Salary at that time, as full satisfaction of all outstanding obligations to you by the Company, provided (1) you have fulfilled and continue to fulfill the Employment Conditions; and (2) you execute, and do not rescind, a release satisfactory to the Company. Termination For Cause shall mean a termination at the election of the Company, for Cause. For the purposes of this Agreement, "Cause" for termination shall be deemed to exist upon (a) the occurrence of dishonesty, gross negligence or misconduct of the Employee which is materially injurious to the Company, (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo-contendere by the Employee to, any crime involving moral turpitude or any felony, or (c) the refusal by the Employee to implement an instruction of the President or an approved resolution of the Board of Directors, insofar as such instruction or resolution is reasonable and not inconsistent with the terms of this Agreement. Termination Without Cause shall mean any termination at the election of the Company, other than pursuant to a Termination for Cause or pursuant to the death or disability of the Employee, and shall take effect on the date of termination set forth in a notice to the Employee. The term "disability" shall mean that the Employee shall have been unable to perform the services contemplated under this Agreement for a continuous period of not less than six months, due to a physical or mental disability. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.


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Robert Dickey, IV
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August 6, 2001


This Agreement is contingent upon your continued adherence to the terms of the enclosed Employee and Consultant Confidentiality Agreement (Exhibit A), the terms of which shall survive the termination of this agreement. You will also continue to be covered by the indemnification agreement that has been provided to you.

The Company has no outstanding or future commitments to you other than those contained in this Agreement. This letter is a contract made under, construed in accordance with, and governed by Pennsylvania law without regard to conflict of laws principles. The federal and state courts situated in Montgomery County, Pennsylvania shall have jurisdiction to hear any dispute related in any way to this letter or your employment by the company, and you hereby consent to such jurisdiction and to personal service by mail delivery to the Secretary of State of Pennsylvania with a copy to your last address of record with the Company. You represent that you are a citizen of the United States of America or a legal resident alien entitled to accept employment, that your resume as submitted to the Company is true in all respects, that you have not omitted to tell the Company any facts which may negatively impact your ability to perform your duties, and that your social security number is correctly identified below.

If you agree to and accept the terms and conditions of this Agreement, please so indicate by signing and returning the enclosed copy of this letter to me, whereupon I will distribute copies to our board of directors for their review and approval. If you have any questions concerning the terms of this offer, please contact me. We look forward to your continued leadership here at Protarga. I personally believe the position will continue to be a challenging, exciting and rewarding one for you. I look forward to working with you and to attaining the Company's goals.

Sincerely yours,

PROTARGA, INC.


/s/ N. L. Webb
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Nigel L. Webb, Ph.D.
Chairman, President and Chief Executive Officer

I have read and understood this letter, and accept the terms and conditions described therein, subject to the approval of the Board of Directors of Protarga, Inc. I acknowledge receipt of a copy of this letter.


/s/ Robert Dickey IV               ___________                      8/6/01
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Robert Dickey, IV                  Social Security Number           Date


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Robert Dickey, IV
Page 4
July 16, 1996

                                                                      Exhibit A

                       EMPLOYEE CONFIDENTIALITY AGREEMENT

In consideration of my consulting or employment engagement by Neuromedica, Inc. or one of its affiliates (hereinafter collectively referred to as the "Company"), I hereby agree as follows:

(a) I will not disclose or use at any time without prior written consent of the Company, either during or subsequent to any such term of engagement, any secret, proprietary or confidential information of the Company, which I develop or obtain during any such term of engagement, or any secret, proprietary or confidential information of any other person that I may receive in connection with my duties to the Company, except as may be required in my duties to the Company, provided, however, that upon the termination of such engagement, secret, proprietary or confidential information shall not include (i) any information which is commonly known or enters into the public domain through no fault of mine or (ii) any information received from a third party without an obligation of confidentiality. I understand that the foregoing limitations will apply to publication of the results of my work, and that no such publication shall be made without prior written authorization from the Company.

(b) Any and all inventions, discoveries and improvements conceived or made by me, alone or with others, during the term of engagement that (i) relate to the business or activities of the Company or (ii) are conceived or developed as a result of my work for the Company, whether as an employee or a consultant, shall belong to the Company, whether or not reduced to writing or practice during the period of engagement. I will keep notes of and promptly disclose to the Company in writing all such inventions, discoveries and improvements, but my failure to keep such notes or to make such disclosure to the Company shall not adversely affect the Company's rights to such inventions, discoveries and improvements. Without further consideration, I will assign to the Company or its nominee all of my rights and interest in any such inventions, discoveries and improvements, and will, upon request by the Company or its nominee, and at its expense, assist the Company or its nominee in any proper way to apply for and obtain for the Company or its nominee patents of the United States or any foreign country or to protect otherwise and keep protected the interest of the Company or its nominee in any inventions, discoveries and improvements, conceived or made by me during the period of engagement. My obligations under this paragraph shall be binding on my assigns, executors, administrators or other legal representatives to the extent that any of them can fulfill those left unfulfilled by me.

(c) All copyrightable work by me, in connection with my engagement, is intended to be "work made for hire" as that term is defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company. If the copyright to such copyrightable work shall not be the property of the Company by operation of law, I will, without further consideration, assign to the Company all right, title and interest in such copyrightable work and will assist the Company and its nominees in every proper way, entirely at the Company's expense, to secure, maintain and defend for the Company's own benefit copyrights and any extensions and renewals thereof in any and all countries, such work to be and to remain the property of the Company whether copyrighted or not. Notwithstanding the other provisions of this paragraph, any work of fiction written by me,



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Robert Dickey, IV
Page 5
July 16, 1996

that does not contain information from or about the Company, shall not become the property of the Company.

(d) I will not remove any Company property from the Company's premises without written authorization from the Company, except as may be required in my duties to the Company. I will deliver to the Company upon request, and in any event upon termination of engagement, all notes, notebooks, reports, charts, letters, records, plans, lists, tapes, films, computer programs, data, graphics and all other material of a secret, proprietary or confidential nature, including copies, that relate to the Company's business and are in my possession or control.

(e) I will not during my engagement with the Company, and for a period of one year after the termination of such engagement, directly or indirectly engage or assist any other person to engage in any activity competitive with any business or research or development activity conducted by the Company, other than as the holder of not more than one percent (I %) of the total outstanding capital stock of a publicly held company and other than as an employee of an investment banking firm.

(f) I will not during my engagement with the Company and for a period of one year after the termination of such engagement, cause or attempt to cause any employee or consultant of the Company to cease to be employed by or to cease to make his services available to the Company.

(g) I agree that a violation of this agreement by me would cause irreparable damage to the Company and that in the event of a violation by me the Company shall have, in addition to any and all claims for monetary damages, the right to a temporary restraining order, preliminary injunction, permanent injunction, order of specific performance and other equitable relief to prevent the violation of my obligations under this agreement.

(h) I represent that my performance as an employee of the Company will not violate any agreement by which I am bound, including without limitation any noncompetition agreement or agreement to keep in confidence proprietary information of any other person, and I agree that I will continue to comply with all such agreements.

(i) This agreement shall inure to the benefit of the Company and any other person or entity that acquires all or a substantial portion of the business and assets of the Company.

(j) If any provision of this agreement shall be found to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision hereof.

(k) This agreement is intended to supplement all present and future confidentiality agreements relating to my present and future engagement by the Company. This agreement shall not be deemed to be superseded by any such present or future agreement unless a future agreement so states, with express reference to this agreement; and in the case of any conflict between the provisions of this agreement and the provisions of any future agreement, all provisions of this agreement shall continue in effect except that those in direct conflict shall be deemed superseded to the limited extent necessary to reconcile such conflict.



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Robert Dickey, IV
Page 6
July 16, 1996

(l) This agreement and any disputes related hereto shall be governed by Pennsylvania law without regard to conflict of laws principles. The federal and state courts situated in Montgomery County, Pennsylvania shall have jurisdiction to hear any dispute hereunder, and I hereby consent to such jurisdiction and to personal service by mail delivery to the Secretary of State of Pennsylvania with a copy to my last address of record with the Company.

I have read, understand and accept the above terms and conditions. I acknowledge receipt of a copy of this Employee Confidentiality Agreement.


/s/ Robert Dickey IV
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Robert Dickey, IV



____________
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Social Security Number



7/11/96
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Date